[LETTERHEAD OF MOORES ROWLAND MAZARS]


April 9, 2004

                        Consent of Independent Auditors

We consent to the inclusion in this Registration Statement Form S-1 of our report dated 30 March 2004, on our audit of the consolidated financial statements of Industries International, Incorporated which covered the consolidated balance sheets as of December 31, 2002 and 2003 and the results of their operations and cash flows for each of the three years in the period ended December 31, 2003 appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our firm under the caption "Experts" in this Prospectus.


/s/ Moores Rowland Mazars
Moores Rowland Mazars
Chartered Accountants
Certified Public Accountants
Hong Kong